EXHIBIT 21

                      Subsidiaries of Peerless

  Company               Domicile              Ownership

  Peerless Europe B.V.  Netherlands           100%

  Peerless Europe Ltd.  The United Kingdom    100%

  Peerless (Barbados)   Barbados              100%
  Inc.